Exhibit 21

Subsidiaries of the Registrant

The following is a list of the subsidiaries of the Registrant:

Name	State of Incorporation
STL Holdings, Inc.	New York
High Barney Road, LLC	New York
Provest Services Corp.	New York (inactive)
Provest Services Corp. I	New York
Provest Services Corp. II	New York
Sterling REIT, Inc.	New York
Warsave Development, Inc.	New York
Sterling Risk Management, Inc.	Vermont
HudSave Development, Inc.	New York
AllSave Development, LLC	New York
ProSave Development, Inc.	New York
Godfrey Road, LLC	New York
Sterling National Bank	U.S.A.
Sterling Factors Corporation	New York
Sterling National Mortgage Company, Inc.	New York
500 Commercial Holding Corp.	New York
10 Ben Holding Corp.	New York
143 Will Holding Corp	New York
682 Jam Holding Corp	New York
325 West Holding Corp.	New York